Exhibit 99.1

Pacific Coast Oil Trust

Pacific Coast Oil Trust Announces January Cash Distribution

Pacific Coast Oil Trust

The Bank of New York Mellon Trust Company, N.A., Trustee

News
Release

For Immediate Release

Austin, Texas December 23, 2014 — PACIFIC COAST OIL TRUST (NYSE—ROYT) (the “Trust”) a perpetual royalty trust formed by Pacific Coast Energy Company LP (“PCEC”), announced today a cash distribution to the holders of its units of beneficial interest of $0.05256 per unit, payable on January 15, 2015, to unitholders of record on January 6, 2015. The Trust’s distribution relates to net profits and overriding royalties generated during November 2014 as provided in the conveyance of net profits and overriding royalty interest.

This month’s distribution of $2.0 million is 28% lower than the previous month ($0.05256 per unit vs. $0.07291 per unit) principally due to lower average realized oil prices, one less day of production in November compared to October, and higher capital expenditures from the Developed Properties, partially offset by lower lease operating expenses. Average realized prices for the Developed and Remaining Properties were $65.15 per Boe, as compared to $74.00 per Boe in October, or 12% lower.

The current net profits amount from the Developed Properties was approximately $2.1 million. The current month’s lease operating expenses for the Developed Properties, including property taxes, were $3.3 million compared to $3.9 million in the prior month, primarily due to lower workover expenses and lower lease operating expenses in Orcutt Diatomite. The current month’s capital expenditures for the Developed Properties were $0.6 million compared to $0.3 million in the prior month. The current month’s distribution also includes $0.1 million for the 7.5% overriding royalty on the Remaining Properties from 37 Orcutt Diatomite wells, six Orcutt Field wells, four East Coyote wells and one West Pico well. The cumulative deficit of the net profits interest on the Remaining Properties, including the 7.5% overriding royalty payments, stands at $2.0 million compared to $2.2 million in the prior month.

Trust administrative expenses and the monthly operating and services fee payable to PCEC totaled approximately $0.2 million and were deducted in the calculation of the total distribution.

Sales Volumes and Prices

The following table displays PCEC’s underlying sales volumes and average prices for the month of November 2014.

	Underlying Properties
	Sales Volumes	Average Price
	(Boe)	(per Boe)
Developed Properties (a)	101,130	$65.30
Remaining Properties (b)	23,603	$64.52

(a) Crude oil sales represented 97% of sales volumes.
(b) Crude oil sales represented 100% of sales volumes.

Overview of Trust Structure

Pacific Coast Oil Trust is a perpetual Delaware statutory trust formed by PCEC to own interests in certain oil and   gas properties in the Santa Maria Basin and the Los Angeles Basin in California (the “Underlying Properties”). The Underlying Properties and the Trust’s net profits and royalty interests are described in the Trust’s filings with the Securities and Exchange Commission (the “SEC”). As described in the Trust’s filings with the SEC, the amount of any periodic distributions is expected to fluctuate, depending on the proceeds received by the Trust as a result of actual production volumes, oil and gas prices, development expenses, and the amount and timing of the Trust’s administrative expenses, among other factors. Future distributions are expected to be made on a monthly basis. For additional information on the Trust, please visit www.pacificcoastoiltrust.com.

Cautionary Statement Regarding Forward-Looking Information

This press release contains statements that are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. All statements contained in this press release, other than statements of historical facts, are “forward-looking statements” for purposes of these provisions. These forward-looking statements include the amount and date of any anticipated distribution to unitholders. The anticipated distribution is based, in part, on the amount of cash received or expected to be received by the Trust from PCEC with respect to the relevant period. Any differences in actual cash receipts by the Trust could affect this distributable amount. Other important factors that could cause actual results to differ materially include expenses of the Trust and reserves for anticipated future expenses. Statements made in this press release are qualified by the cautionary statements made in this press release. Neither PCEC nor the Trustee intends, and neither assumes any obligation, to update any of the statements included in this press release. An investment in units issued by Pacific Coast Oil Trust is subject to the risks described in the Trust’s Annual Report on Form 10-K for the year ended December 31, 2013 filed with the SEC on March 17, 2014, and if applicable, the Trust’s Quarterly Reports on Form 10-Q. The Trust’s Annual Report on Form 10-K and the Quarterly Reports on Form 10-Q reports are available over the Internet at the SEC’s website at http://www.sec.gov.

Contact:

Pacific Coast Oil Trust

The Bank of New York Mellon Trust Company, N.A., as Trustee

Sarah Newell

1(512) 236-6555

919 Congress Avenue    Austin, TX 78701